KOHL'S CORPORATION REPORTS OCTOBER COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - November 3, 2011 -- Kohl's Corporation (NYSE: KSS) reported today that for the four-week month ended October 29, 2011 total sales increased 5.6 percent and comparable store sales increased 3.9 percent over the four-week month ended October 30, 2010. Year to date, total sales increased 3.5 percent and comparable store sales increased 1.7 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "We are pleased with the continued improvement in our sales results. Customers have responded favorably to our newest brands, Jennifer Lopez and Mark Anthony, as well as to our marketing initiatives. As we enter the important fourth quarter, we plan to continue our investment in marketing, especially digital and broadcast, to drive customer traffic and broaden our reach."

			% Change .
	Total Sales .		Total Sales .		Comparable Sales .
($ in millions)	2011 .	2010 .	2011 .	2010 .	2011 .	2010 .
October	$ 1,330	$ 1,260	5.6%	(1.0)%	3.9%	(2.5)%
Quarter	4,375	4,218	3.7	4.1	2.0	1.8
Year to date	12,785	12,353	3.5	7.4	1.7	4.4

The Company operates 1,127 stores in 49 states, compared to 1,089 stores at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available from 8:30 a.m. ET on Thursday, November 3, 2011 until 8:30 p.m. ET on Friday, November 4, 2011. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

The Company now expects its third quarter earnings to be at the high end of its previous guidance of $0.73 to $0.79 cents per diluted share.

Third Quarter 2011 Earnings Conference Call

On Thursday, November 10, 2011, the Company will report its third quarter earnings at 7:00 a.m. ET and host a conference call at 8:30 am ET. The conference call can be accessed by dialing (706) 902-0486 and referencing Conference ID 22210755, or via the Company's web site at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm. Replays of the call and web cast will be available for thirty days.

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl's Annual Report on Form 10-K/A, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl's operates 1,127 stores in 49 states. In support of the communities it serves, Kohl's has raised more than $180 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

Investor Relations: Wes McDonald, Sr. Executive Vice President & Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Sr. Vice President - Public Relations, (262) 703-1464